Exhibit 10.46

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This sets forth the Amended and Restated Non-employee Director Compensation Policy (the “Policy”) of Alpha and Omega Semiconductor Limited (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Board. The cash compensation and equity awards described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity awards. Members of the Board shall not be entitled to receive any meeting fees (other than any special meeting fees described below) or other compensation for service on the Board.

1.Annual Retainer.

Amount of Retainer. Each Non-Employee Director serving as a member of the Board at the beginning of the Company’s fiscal year (starting with the 2021 fiscal year) shall be eligible to receive an annual retainer of $40,000 for service on the Board, provided, however, that the lead independent director shall be eligible to receive an additional annual return of $15,000 (effective May 7, 2015). Each Non-Employee Director serving as the chairperson of a committee of the Board shall be eligible to receive an additional retainer as follows: Audit Committee - $25,000; Compensation Committee - $15,000; and Nominating and Governance Committee - $15,000. Each Non-Employee Director serving as a member of a committee of the Board shall be eligible to receive an additional retainer as follows: Audit Committee - $12,000; Compensation Committee - $7,500; Nominating and Governance Committee - $5,000; and Special Litigation Committee - $25,000, except that the chairperson of the Special Litigation Committee shall be eligible to receive a retainer of $100,000. Each Non-Employee Director serving as the Lead Director shall be eligible to receive an additional retainer of $15,000.

Payment. The annual retainer shall be paid by the Company in quarterly installments as soon as practicable after the end of each of the Company’s fiscal quarters for which the Non-Employee Director shall have served. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable committee positions, for an entire fiscal quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such fiscal quarter actually served as a Non-Employee Director, or in such positions, as applicable.

2. Special Meeting Fees. Non-Employee Directors will not receive any additional compensation for attending regular Board or committee meetings. However, with respect to special meetings of the Board or a committee, each Non-Employee Director will receive $2,000 for a meeting attended in person and $1,000 for a meeting attended via teleconference. Any such meeting fees shall be paid as soon as practicable after the end of the fiscal quarter in which such meeting is held. The Board shall determine the meetings eligible for such special fees and the Board may at its discretion authorize additional compensation for services in connection with other events and transactions.

3.     Equity Compensation.

Annual Grant. Each individual who is elected by the Company’s shareholders to serve as a Non-Employee Director at the Company’s Annual Shareholders Meeting (starting with the 2021 Annual Shareholders Meeting) and each individual who is to continue to serve as a Non-Employee Director following such meeting whether or not that individual is standing for re-election at that meeting, shall be granted on the date of such meeting, an award of restricted share units under the 2018 Omnibus Incentive Plan (the “Plan”).

Each such award shall be subject to the following terms:

Number of Shares: The number of shares subject to each such annual award will be determined by dividing $125,000 by the Average Per Share Price, up to a maximum of 10,000 shares. The Average Per Share Price for an award means the average closing price per share of common stock over the 90 day-period immediately prior to the date of grant of the award.

Vesting: The award shall vest in four (4) equal installments upon the Non-Employee Director’s completion of each quarter of Board service following the grant date; provided, however, that if the Company’s Annual Shareholders Meeting for the year following the year of grant occurs prior to the end of the one-year period measured from the grant date, the last quarterly installment shall become vested upon the date of such subsequent Annual Shareholders Meeting, provided, the Non-Employee Director continues in Board service until such date. Notwithstanding the foregoing, the award (to the extent outstanding) shall vest in full (i) upon the Non-Employee Director’s termination of Board service by reason of death or Permanent Disability (as defined in the Plan) and (ii) immediately prior to the consummation of a Change in Control (as defined in the Plan).

Issuance of Shares: Shares that vest under a restricted stock unit award shall be issued on the earlier of (i) the date of the Annual Shareholders Meeting that is coincident with or next following the applicable vesting date or (ii) the date of the Non-Employee Director’s termination of Board service. Shares that vest upon a Change in Control shall be issued as soon as practicable following the Change in Control.

New Directors. In the event a new Non-Employee Director is elected or appointed to the Board on a date other than at the Company’s Annual Shareholders Meeting, such Non-Employee Director shall be granted on the date of such election or appointment, an award of restricted share units for a number of shares determined by dividing $95,000 as pro-rated based on the period from the date of appointment or election to the anticipated date of the next Annual Shareholders Meeting by the Average Per Share Price (as determined based on the grant date of the award to such Non-Employee Director), provided such individual has not previously been in the employ or service of the Company. The award shall vest on the same dates that the annual grants made at the preceding Annual Shareholders Meeting vest with the number of shares vesting on each vesting date based on the period of service.

4.     Expense Reimbursement. All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board or a committee, and reasonable lodging and meal expenses incident thereto.

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